Exhibit 99.1

FOR RELEASE:	CONTACT:
Date August 2, 2010	Bryanne Salmon
Time 8:00 am Eastern	Tel. (781) 356-9613
bsalmon@haemonetics.com
Haemonetics Announces Future Retirement Date Of Board Chairman Brad Nutter
Braintree, MA, August 2, 2010 – Haemonetics Corporation (NYSE: HAE) announced today that Brad Nutter will retire as Executive Chairman of the Board effective November 1, 2010. Mr. Nutter’s retirement marks the end of the CEO succession plan that began with the announcement in October, 2008 that Brian Concannon, then Chief Operating Officer, would replace Brad Nutter as President and CEO and Brad Nutter would assume the role of Executive Chairman of the Board. Brian Concannon was appointed President and CEO as of April 1, 2009.
Mr. Concannon said “Brad’s help and support to me has been invaluable during this period of leadership succession. I’m proud to be carrying on his legacy of performance and accountability as Haemonetics progresses on its vision to be the leading provider of blood management solutions for our customers. Brad charted this new course for the Company in 2005. Our current realization of the vision is attributed in large part to his masterful leadership since then which kept us disciplined and focused.”
Mr. Ron Gelbman, the Board’s lead director, said “Brad graciously agreed to serve as Executive Chairman of the Board to assure a smooth transition as we executed our CEO succession plan. Having completed this role, we thank him for his significant contributions and service to the Company and the Board, and wish him the best in his well earned retirement.”
Haemonetics (NYSE: HAE) is a global healthcare company dedicated to providing innovative blood management solutions for our customers. Together, our devices and consumables, information technology platforms, and consulting services deliver a suite of business solutions to help our customers improve clinical outcomes and reduce the cost of healthcare for blood collectors, hospitals, and patients around the world. Our technologies address important medical markets: blood and plasma component collection, the surgical suite, and hospital transfusion services. To learn more about Haemonetics, visit our web site at http://www.haemonetics.com.
This release contains forward-looking statements that involve risks and uncertainties, including technological advances in the medical field and standards for transfusion medicine and our ability to successfully implement products that incorporate such advances and standards, product demand, market acceptance, regulatory uncertainties, the effect of economic and political conditions, the impact of competitive products and pricing, blood product reimbursement policies and practices, foreign currency exchange rates, changes in customers’ ordering patterns, the effect of industry consolidation as seen in the plasma market, the effect of communicable diseases and the effect of uncertainties in markets outside the U.S. (including Europe and Asia) in which we operate and other risks detailed in the Company’s filings with the Securities and Exchange Commission. The foregoing list should not be construed as exhaustive. The forward-looking statements are based on estimates and assumptions made by management of the Company and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results and experience could differ materially from the forward-looking statements.